Exhibit 99.1

Flexsteel Reports Continued Sales Growth

DUBUQUE, Iowa--(BUSINESS WIRE)--April 16, 2013--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales of $284.2 million, a 10.1% increase for the nine month period ended March 31, 2013 as compared to the prior year nine month period. Residential net sales were $228.9 million in the current nine month period, an increase of 14% from the prior year nine month period of $200.7 million. The net sales increase of $28.2 million was primarily due to improved demand for upholstered products. Commercial net sales were $55.3 million in the current nine month period compared to $57.5 million in the prior year nine month period.

For the quarter ended March 31, 2013 net sales were $98.4 million, a 7.3% increase over prior year quarter net sales of $91.6 million. Residential net sales were $79.9 million in the current quarter, an increase of 12.3% from the prior year quarter of $71.2 million reflecting the aforementioned improved demand for upholstered products. Commercial net sales were $18.4 million in the current year quarter compared to $20.4 million in the prior year quarter, a decrease of 9.9%.

Gross margin for the quarter ended March 31, 2013 was 23.2% compared to 24.1% in the prior year quarter. The percentage change in gross margin is primarily due to changes in product and customer mix, and to a lesser extent freight, raw material and finished product cost increases. The Company adjusts its selling prices to reflect market conditions and cost changes. For the nine months ended March 31, 2013, the gross margin was 23.5% compared to 23.8% for the prior year nine month period.

Selling, general and administrative (SG&A) expenses were 18.3% and 18.6% of net sales for the quarter and nine month period ended March 31, 2013, respectively, and include $0.3 million, or $0.03 per share and $1.0 million, or $0.09 per share, respectively, for employment inducement costs. Excluding these costs, SG&A was 18.0% for the current year quarter compared to 18.5% for the prior year quarter and 18.2% compared to 18.6% for the nine month periods ended March 31, 2013 and 2012, respectively.

Based on the above factors, net income for the quarters ended March 31, 2013 and 2012 was $3.1 million or $0.42 per share and $3.3 million or $0.48 per share, respectively. For the nine month periods ended March 31, 2013 and 2012 net income was $8.9 million or $1.22 per share and $8.7 million or $1.24 per share, respectively.

Working capital (current assets less current liabilities) at March 31, 2013 was $109.9 million compared to $103.7 million at June 30, 2012. Changes in working capital from June 30, 2012 to March 31, 2013 include a reduction in cash of $2.2 million offset by increases in accounts receivable of $3.4 million, inventory of $3.3 million, other current assets of $3.9 million, current liabilities of $1.2 million and accounts payable of $1.1 million. The higher inventory levels support the increases in residential sales volume and expanded product offerings.

The decrease in cash of $2.2 million during the first nine months of fiscal year 2013 reflects net cash provided by operating activities of $6.2 million, capital expenditures of $5.6 million and payment of dividends totaling $3.1 million. The Company expects that capital expenditures will be approximately $0.5 million for the remainder of fiscal year 2013.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that moderate top line growth will continue through the end of calendar year 2013. Residential growth will continue with existing customers and products, and through expanding our product portfolio and customer base. The Company expects this growth to be led by increased demand for upholstered products. The Company expects demand for commercial products to remain at current levels into the second half of the calendar year. The Company is confident in its ability to take advantage of market opportunities. However, our optimism is tempered due to continued economic uncertainty and its impact on the consumers’ confidence and willingness to buy.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call

We will host a conference call on April 17, 2013, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID#21843533. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-855-859-2056 and entering ID#21843533.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2013	2012

ASSETS

CURRENT ASSETS:
Cash	$11,737	$13,970
Trade receivables, net	36,997	33,601
Inventories	86,031	82,689
Other	9,271	5,333
Total current assets	144,036	135,593

NONCURRENT ASSETS:
Property, plant, and equipment, net	32,399	29,867
Other assets	14,151	16,212

TOTAL	$190,586	$181,672

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$14,064	$12,973
Accrued liabilities	20,112	18,876
Total current liabilities	34,176	31,849

LONG-TERM LIABILITIES:
Other long-term liabilities	8,899	10,381
Total liabilities	43,075	42,230

SHAREHOLDERS’ EQUITY	147,511	139,442

TOTAL	$190,586	$181,672

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
NET SALES	$98,351	$91,631	$284,178	$258,153
COST OF GOODS SOLD	(75,512)	(69,533)	(217,491)	(196,633)
GROSS MARGIN	22,839	22,098	66,687	61,520
SELLING, GENERAL AND
ADMINISTRATIVE	(17,971)	(16,975)	(52,831)	(48,071)
OPERATING INCOME	4,868	5,123	13,856	13,449
OTHER INCOME:
Interest and other income	140	140	365	310
INCOME BEFORE INCOME TAXES	5,008	5,263	14,221	13,759
INCOME TAX PROVISION	(1,890)	(1,920)	(5,310)	(5,090)
NET INCOME	$3,118	$3,343	$8,911	$8,669
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	7,090	6,777	7,019	6,756
Diluted	7,408	7,017	7,297	6,970
EARNINGS PER SHARE OF
COMMON STOCK:
Basic	$0.44	$0.49	$1.27	$1.28
Diluted	$0.42	$0.48	$1.22	$1.24

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2013	2012
OPERATING ACTIVITIES:
Net income	$8,911	$8,669
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	2,792	2,113
Deferred income taxes	(68)	(328)
Stock-based compensation expense	1,119	767
Change in provision for losses on accounts receivable	120	(180)
Gain on disposition of capital assets	(20)	(32)
Changes in operating assets and liabilities	(6,676)	(2,389)
Net cash provided by operating activities	6,178	8,620

INVESTING ACTIVITIES:
Net purchases of investments	(678)	(344)
Proceeds from sale of capital assets	20	32
Capital expenditures	(5,652)	(5,256)
Net cash used in investing activities	(6,310)	(5,568)

FINANCING ACTIVITIES:
Dividends paid	(3,148)	(1,856)
Proceeds from issuance of common stock	1,047	188
Net cash used in financing activities	(2,101)	(1,668)

(Decrease) increase in cash	(2,233)	1,384
Cash at beginning of period	13,970	17,889
Cash at end of period	$11,737	$19,273

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392